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[LOGO OF INVENTA]                                              EXHIBIT 10.12



October 29, 1999



Mr. Toby Younis
13513 Granite Rock Drive
Chantilly, VA  20151

Dear Toby:

As we discussed, we are pleased to offer you the position of Vice President, Marketing with Inventa. You will report to Dave Lavanty, President and CEO and will be based out of our Redwood Shores headquarters. Your responsibility will encompass all marketing efforts for the firm to include Marketing Communications and Public Relations, Lead Generation activities, Solution packaging and Strategic Alliances.


Your base salary will be $7708.33 which is paid semi-monthly, and is equivalent to $185,000 when paid over a year. Salaries are reviewed at least once a year and are adjusted as needed in relation to individual performance and salaries in the marketplace. You will also be eligible to receive a quarterly performance bonus of 30% of your base salary. The metrics for payment of the bonus will be based on 50% Company revenue performance and 50% personal MBO's (marketing) performance.


Under the terms of the company's Incentive Stock Option Plan, you will also receive an option to acquire 200,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date. This option will vest 25% on your first anniversary of employment and ratably every month over the next three years until fully vested after four years of employment. You may receive additional option grants over time as a result of performance and/or added responsibilities. All option grants are, of course, subject to approval by the Inventa Board of Directors.


You will be entitled to the complete Inventa benefits package, which is outlined in the enclosed Benefits Summary. Please feel free to call Michelle Burnham at 650-413-1128 or send e-mail to mburnham@inventa.com if you have any questions or
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would like more information on the benefits.


Upon joining Inventa, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with the company. Your employment is at-will which means either you or the company can terminate your employment at any time. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this offer letter, or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.
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[LOGO OF INVENTA]


Toby Younis
Page 2


Should your employment with Inventa be terminated without Cause (to be defined below) at any time, or within six months following a Change of Control ("Termination Following Change of Control") Inventa will:


A. Continue to pay your base compensation for a period of six months from the date of termination, or, if sooner, until the date you obtain other full-time employment, as severance compensation;

B. Pay all costs which Inventa would otherwise have incurred to maintain all of your health and welfare, and retirement benefits (either on the same, or substantially equivalent terms and conditions) if you had continued to render services to Inventa for six continuous months after the date of termination of employment, or, if sooner, until you obtain other full-time employment; and

C. Permit options granted to you which have not then vested to continue to vest in accordance with their stated vesting schedule(s) during the six month period after the date of termination, and to be exercisable during such six month period to the extent vested, including any options which would not otherwise have been exercisable during the first year after grant of such options.

During the period when such severance compensation is being paid to you, you agree not to (i) engage, directly or indirectly, in providing services to any other business, program or project that is competitive to a business, program or project being conducted by Inventa or any affiliate of Inventa at the time of such employment termination, or (ii) solicit, or attempt to solicit on behalf of yourself or any other party, any employee or exclusive consultant of Inventa.

Additionally, should it become necessary for Inventa to establish a formal severance plan for key management in anticipation of a Change of Control, you will be included as a participant in that plan and its terms will supersede the "Termination Following Change of Control" provisions in this letter.


For the purposes of this Offer Letter, "cause" shall mean the discharge resulting from a determination by the Board of Directors of the Company that the Employee


     (i) has been convicted of a misdemeanor or felony involving dishonesty, fraud, theft or embezzlement or any other felony,
     (ii) has failed or refused in any material respect, to follow reasonable written policies or directives established by the Board of Directors,
     (iii) has willfully and persistently failed to attend to material duties or obligations imposed on him under this agreement, or
     (iv) has performed or failed to act, which if he were prosecuted and convicted would constitute a crime or offense involving money or property of the Company (in either case in an amount or at a value in excess of $1,000), or which would constitute a felony in the jurisdiction involved
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[INVENTA LETTERHEAD]


Toby Younis
Page 3


The United States government requires all new employees to present evidence of their identity and legal right to work in this country within three days of the date they begin work. The enclosed "Lists of Acceptable Documents" show the documents you may present to fulfill these requirements. Please note you must either 1) present a document from List A or 2) present one document from List B and one document from List C. You will need to bring appropriate documents with you the day you report for work. If you elect to use a U.S. social security card as proof of employment eligibility, it must be an original card.


If you have any questions regarding this offer please feel free to contact Dave or myself. Please note that this offer is contingent upon a successful completion of a background check based on the information you will provide to us on the " Release Form for Consumer Reports" (attached). If this offer is acceptable to you, please sign and date the original in the spaces provided below and, if you know it, indicate the date you can begin work. Please keep the copy of this letter for your records and return the original to me by September 29, 1999.


Toby, we are committed to building Inventa into a world-class company. You will be a major part of that effort, as well, our success. This will require dedication and hard work from all of us. We feel you would be a valuable addition to Inventa and look forward to having you as part of our team in meeting this challenge.


Sincerely,


/s/ Elizabeth Campbell
Elizabeth Campbell
Director, Human Resources
Inventa Corporation



Enclosures (3)



SIGNATURE:/s/ [Illegible]^^
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DATE: 01 NOV 99
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STARTING DATE: 15 NOV 99
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